As filed with the Securities and Exchange Commission on November 28, 2000.                                         File No. 333-________

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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
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SOUTHWEST GEORGIA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	58-1392259 (I.R.S. Employer Identification No.)

201 First Street, S.E. Moultrie, Georgia 31768 (912) 985-1120 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

George R. Kirkland
Senior Vice President and Treasurer
201 First Street, S.E.
Moultrie, Georgia 31768
(912) 985-1120
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Southwest Georgia Financial Corporation Key Individual Stock Option Plan
______________________________________
(Full Title of the Plan)

_____________________________________

Copies to:

Jan M. Davidson, Esq.
Kilpatrick Stockton LLP
1100 Peachtree Street, N.E. , Suite 2800
Atlanta, Georgia 30309
(404) 815-6500
(404) 815-6555 (fax)

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CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, no par value per share	$2,268,750	$598.95

(1)               Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

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               The Registrant hereby amends this Registration Statement on a date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on a date as the Commission, acting pursuant to said Section 8(a), may determine.

ITEM 1.	Plan Information.*

ITEM 2.	Registration Information and Employee Plan Annual Information.*

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*              Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

	(1)	The Registrant's Annual Report on Form 10-K for the Year Ended December 31, 1999, Commission File Number 0-20099 (the "10-K").

	(2)	The Registrant's report on Form 10-Q for the Quarter Ended March 31, 2000, Commission File Number 0-20099.

	(3)	The Registrant's report on Form 10-Q for the Quarter Ended June 30, 2000, Commission File Number 0-20099.

	(4)	The Registrant's report on Form 10-Q for the Quarter Ended September 30, 2000, Commission File Number 0-20099

(5)

The description of the Registrant's common stock, $1.00 par value per share (the "Common Stock"), contained in the section entitled "Description of Securities" of the Registrant's registration statement on Form S-18, Commission File No. 33-327467-A, previously filed with the SEC, including all amendments and reports filed for the purpose of updating such description.

               All documents subsequently filed by the Registrant with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.               Description of Securities

               Not applicable (the Common Stock is registered under Section 12(g) of the Exchange Act).

ITEM 5.               Interests of Named Experts and Counsel

               The validity of the shares of Common Stock issuable under the Southwest Georgia Financial Corporation Key Individual Stock Option Plan has been passed upon for the Registrant by Kilpatrick Stockton LLP, Counsel to the Registrant.

ITEM 6.               Indemnification of Directors and Officers

               The Registrant's bylaws provide that every person who is or was a director or officer of the Registrant (an "Indemnified Party") may be indemnified for any liability and expense that may be incurred by him in connection with any threatened, pending, or completed proceeding concerning his position as a director or officer of the Registrant (an "Indemnification Event"). Indemnification is mandatory for every Indemnified Party who has been wholly successful with respect to any Indemnification Event. Indemnification is discretionary for every Indemnified Party who has met certain standards of conduct set forth in the Bylaws as determined by (a) by a majority of the directors who are not a party to the proceeding; (b) independent legal counsel selected in accordance with the Bylaws; or (c) the holders of a majority of stock then entitled to vote for the election of directors. No Indemnified Party who was or is a party to any action by or in the right of the Registrant shall be indemnified if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless the court shall determine such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. An Indemnified party may, under certain circumstances, be advanced expenses in defending a proceeding for which indemnification may be sought.

               To the extent that limitation of liability or indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

               In addition, the Registrant's articles of incorporation, to the extent permitted by Georgia law, eliminate or limit the personal liability of directors to the Registrant and its shareholders for monetary damages for breach of the duty of care. The Registrant's bylaws also provide that it has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees, or agents against any liability asserted against that person or incurred by that person in these capacities, whether or not it would have the power to indemnify that person against these liabilities under Georgia law. The Registrant maintains insurance on behalf of all of its directors and executive officers.

ITEM 7.               Exemption from Registration Claimed

               Not applicable.

ITEM 8.               Exhibits
Exhibit No.	Description

4.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant's Form 10-KSB for the Year Ended December 31, 1996, previously filed with the SEC).

4.2	Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant's Form 10-KSB for the Year Ended December 31, 1995, previously filed with the SEC).

4.3	Form of common stock certificate (incorporated herein by reference to Exhibit 4.1 to Form 8-A, previously filed with the SEC on August 13, 1996).

4.4	Key Individual Stock Option Plan.

5	Opinion and consent of Kilpatrick Stockton LLP.

23.1	Consent of Draffin and Tucker.

23.2	Consent of Kilpatrick Stockton LLP (included in Exhibit 5 hereto).

24	Powers of Attorney (included in the signature page hereto).

ITEM 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                (b)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                 (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

               (2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, Southwest Georgia Financial Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, Georgia, on November 22, 2000.

SOUTHWEST GEORGIA FINANCIAL CORPORATION

By: /s/ John H. Clark
John H. Clark, Chairman and Chief Executive Officer

POWER OF ATTORNEY

               Each person whose signature appears below in so signing also makes, constitutes, and appoints John H. Clark and George R. Kirkland, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on November 22, 2000, by the following persons in the capacities indicated.
Signature	Position

/s/ John H. Clark	Chairman and Chief Executive Officer (Principal
John H. Clark	Executive Officer)

/s/ George R. Kirkland	Senior Vice President and Treasurer (Principal Financial
George R. Kirkland	and Accounting Officer)

/s/ Cecil W. Alvis	Director
Cecil W. Alvis

/s/ Cecil H. Barber	Director
Cecil H. Barber

/s/ Robert M. Duggan	Director
Robert M. Duggan

/s/ Michael J. McLean	Director
Michael J. McLean

/s/ Richard L. Moss	Director
Richard L. Moss

/s/ Roy Reeves	Director
Roy Reeves

/s/ Lee C. Redding	Director
Lee C. Redding

/s/ Johnny R. Slocumb	Director
Johnny R. Slocumb

/s/ Violet K. Weaver	Director
Violet K. Weaver

/s/ C. Broughton Williams	Director
C. Broughton Williams

EXHIBIT INDEX
Exhibit No.	Description

4.4	Key Individual Stock Option Plan

5	Opinion and consent of Kilpatrick Stockton LLP.

23.1	Consent of Draffin and Tucker.